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                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: January 31, 2005
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
    Makadon     Arthur                        Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)              RAIT Investment Trust (RAS)       (Month/Day/Year)
     (Last)     (First)     (Middle)          7/16/02                    ------------------------------
    c/o RAIT Investment Trust              ----------------------------  5. Relationship of Reporting     7. Individual or Joint/
    1818 Market Street, 28th Fl            3. I.R.S. Identification         Person(s) to Issuer            Group Filing (Check
----------------------------------------      Number of Reporting Person,   (Check all applicable)           Applicable Line)
             (Street)                         if an entity (voluntary)   ___ Director   ___  10% Owner       _X_ Form filed by One
    Philadelphia    PA         19103                                     ___ Officer    _X_   Other              Reporting Person
--------------------------------------     ----------------------------  (give title below)  (specify below) ___ Form filed by More
      (City)      (State)      (Zip)                                                  Trustee                    than One Reporting
                                                                               ---------------------------       Person
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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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No securities owned
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

          PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO                     (Over)
          RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                     SEC 1473 (3-00)

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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No securities owned
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Explanation of Responses:
                                                                                     /s/ Arthur Makadon                    7/19/02
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.